Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports First Quarter Results;
Company Well Positioned for 2025 Lawn & Garden Season

•U.S. Consumer net sales increased 11 percent driven by strong fall lawn and garden campaign and retailer support for 2025 spring season
•Consumer POS, which represents less than 10 percent of the full-year, was up 12 percent in dollars and 13 percent in units
•GAAP gross margin rate of 22.7 percent improved 750 bps; Non-GAAP adjusted gross margin rate of 24.0 percent improved 1,030 bps
•Non-GAAP Adjusted EBITDA of $4 million reflected $30 million improvement
•GAAP loss of $1.21 per share and non-GAAP adjusted loss of $0.89 per share improved $0.21 and $0.56 per share, respectively
•Company reaffirms full-year sales, adjusted gross margin and adjusted EBITDA guidance; lowers interest expense guidance

MARYSVILLE, Ohio, January 29, 2025 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden as well as a leader in indoor and hydroponic growing products, today announced its results for the first quarter ended December 28, 2024.

“We’ve had a solid start to the fiscal year driven by robust performance in our U.S. Consumer business,” said Jim Hagedorn, chairman and CEO. “The year-over-year improvement in both shipments and POS is the result of strong retailer optimism for the upcoming lawn and garden season coupled with exceptional consumer engagement through the fall.

“Retailers continued to build healthy inventories, and our increased investments in promotional activity, media and marketing drove consumer takeaway across our leading brands. The operational restructuring within Hawthorne yielded significant benefits as well, enabling it to contribute positively to adjusted EBITDA during the quarter. These initial results reaffirm our confidence in this year’s guidance and demonstrate continued progress toward our mid-term growth plan that includes EBITDA approaching $700 million by the close of fiscal 2027.”

Mark Scheiwer, interim chief financial officer and chief accounting officer, added, “While still early in our fiscal year, we delivered significant improvement in the key financial metrics that are central to our 2025 guidance. Year-over-year improvements in gross margin and lower debt levels show we have made meaningful progress in strengthening the balance sheet and are on a path to reach our full-year net debt to adjusted EBITDA goal. Although the first quarter historically is a small percentage of our annual sales and POS volume, our performance demonstrates solid retailer and consumer support for the category and our franchise as we prepare for the peak lawn and garden season starting in the second quarter.”

First Quarter Highlights

For the quarter ended December 28, 2024, total Company sales of $416.8 million were up slightly from prior year sales of $410.4 million. Due to the seasonal nature of the business, the first quarter typically represents less than 15 percent of full-year sales.

U.S. Consumer net sales increased 11 percent, to $340.9 million from $306.7 million in the same period last year, driven by a strong fall season across all categories and early retailer load-in for the spring season. Hawthorne segment sales decreased 35 percent, to $52.1 million, compared to $80.1 million last year. The decline was expected due to Hawthorne’s strategic exit from third-party distribution as of April 1, 2024.

GAAP and non-GAAP adjusted gross margin rates for the quarter were 22.7 percent and 24.0 percent, respectively, which compared to 15.2 percent and 13.7 percent, respectively, in the prior year. The improvements were primarily attributable to lower material costs, favorable fixed-cost leverage, lower distribution costs following fiscal 2024 warehouse closures, and improved product mix related to Hawthorne’s transition from selling third-party products.

SG&A was up 9 percent, to $124.8 million, during the quarter compared to $114.8 million a year ago. The Company’s commitment to ramp up current year investments in people, marketing and innovation for the long-term health of the business drove the increase. Other expense was $4.5 million in the quarter, an increase of $2.7 million over prior year, primarily the result of higher discount costs from increased usage of the accounts receivable sale facility.

Interest expense declined 21 percent, to $33.7 million, mainly related to a lower debt balance compared to the prior year. The Company now expects interest expense for the full year to be $15 million to $20 million lower than prior year, reflecting continued strong cash flow generation and working capital management.

Non-GAAP adjusted EBITDA for the quarter was positive $3.8 million compared to a loss of $25.8 million a year ago. The improvement reflects the significant margin recovery in both major business segments and strong fall results in U.S. Consumer as well as earlier phasing of first half shipments ahead of the spring season.
The Company reported a GAAP net loss of $69.5 million, or $1.21 per share, compared with a prior year loss of $80.5 million, or $1.42 per share. Non-GAAP adjusted net loss, which excludes impairment, restructuring and other non-recurring items, improved to $51.0 million, or $0.89 per share, for the quarter, compared with a loss of $82.2 million, or $1.45 per share, a year ago.

Included within the Company’s GAAP net loss before income taxes for the first quarter is $21.7 million in impairment, restructuring and other non-recurring items related to executive and employee severance, recognition of valuation losses related to the RIV Capital investment upon the successful completion of its merger with Cansortium and costs related to the previously announced Project Springboard cost-reduction initiative. As part of the merger, the Company exchanged its RIV Capital convertible notes for non-voting exchangeable shares in the combined Cansortium entity for future value-creation opportunities.

The Company also reported continued balance sheet improvements with the average net debt to adjusted EBITDA leverage ratio at the end of the quarter declining to 4.52 times adjusted EBITDA from 4.86 times last quarter, well within the covenant maximum of 5.5 times and on a path to the low 4’s by fiscal year-end.

Fiscal 2025 Outlook

The Company reaffirms the non-GAAP fiscal 2025 guidance for key elements of non-GAAP adjusted EBITDA provided last quarter and lowers expected interest expense. Highlights include:

•U.S. Consumer net sales low single-digit growth (excluding non-repeat sales for AeroGarden and bulk raw material sales)
•Hawthorne net sales mid-single digit decrease
•Non-GAAP adjusted gross margin of approximately 30 percent
•Non-GAAP adjusted EBITDA of $570 million to $590 million
•Interest expense $15 million to $20 million lower than prior year, previously a $10 million decrease

Conference Call and Webcast Scheduled for 9 a.m. ET Today, January 29
The Company will discuss results during a video presentation via webcast today at 9 a.m. ET. To watch the Company presentation and listen to the question-and-answer session, please register in advance at this webcast link. For those planning to participate in the question-and-answer session that follows the video presentation, please register for the webcast to view the presentation in addition to registering in advance via this audio link to receive call-in details and a unique PIN. A replay of the conference call will also be available on the Company’s investor website where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net Sales Details

Fiscal First Quarter (October - December 2024)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price (2)	Other (3)	Net Sales
U.S. Consumer	18%	—%	(1)%	(6)%	11%
Hawthorne	(16)%	—%	(1)%	(18)%	(35)%
Other	6%	(3)%	—%	(2)%	1%
Total SMG	11%	—%	(1)%	(8)%	2%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Price represents changes to the invoiced price charged to customers, net of investment in customer promotional activities such as seasonal and yearly promotions, customer incentives and rebate programs.
(3) Other represents the impact of rounding and nonrecurring sales from the prior year which mainly include U.S. Consumer’s bulk raw material and AeroGarden sales, Hawthorne’s third party distributed sales, and Canada’s AeroGarden sales.

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting, and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•The Company’s operations, financial condition or reputation may be impaired if its information or operational technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;
•In the event of a disaster, the Company’s disaster recovery and business continuity plans may fail, which could adversely interrupt its operations;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•The Company may not successfully develop new product lines and products or improve existing product lines and products;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•Disruptions in availability or increases in the prices of raw materials, fuel or transportation costs could adversely affect the Company’s results of operations;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit its ability to market all of its products;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•If the perception of the Company’s brands or organizational reputation are damaged, its consumers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations; and
•Hagedorn Partnership, L.P. beneficially owns approximately 23% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Brad Chelton
Vice President
Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended
	Footnotes	December 28, 2024	December 30, 2023	% Change
Net sales		$416.8	$410.4	2%
Cost of sales		316.9	354.0
Cost of sales—impairment, restructuring and other		5.1	(5.8)
Gross margin		94.8	62.2	52%
% of sales		22.7%	15.2%
Operating expenses:
Selling, general and administrative		124.8	114.8	9%
Impairment, restructuring and other		16.5	(7.1)
Other expense, net		4.5	1.8
Loss from operations		(51.0)	(47.3)	(8)%
% of sales		(12.2)%	(11.5)%
Equity in loss of unconsolidated affiliates		9.9	22.5
Interest expense		33.7	42.8
Other non-operating expense, net		1.3	1.6
Loss before income taxes		(95.9)	(114.2)	16%
Income tax benefit		(26.4)	(33.7)
Net loss		$(69.5)	$(80.5)	14%

Basic net loss per common share	(1)	$(1.21)	$(1.42)	15%
Diluted net loss per common share	(2)	$(1.21)	$(1.42)	15%

Common shares used in basic net loss per share calculation		57.3	56.7	1%
Common shares and potential common shares used in diluted net loss per share calculation		57.3	56.7	1%

Non-GAAP results:
Adjusted net loss	(3)	$(51.0)	$(82.2)	38%
Adjusted diluted net loss per common share	(2) (3)	$(0.89)	$(1.45)	39%
Adjusted EBITDA	(3)	$3.8	$(25.8)	115%
Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business in Canada. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended
	December 28, 2024	December 30, 2023	% Change
Net Sales:
U.S. Consumer	$340.9	$306.7	11%
Hawthorne	52.1	80.1	(35)%
Other	23.8	23.6	1%
Consolidated	$416.8	$410.4	2%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$10.0	$(15.5)	165%
Hawthorne	1.7	(9.7)	118%
Other	(3.1)	(5.0)	38%
Total Segment Profit (Loss) (Non-GAAP)	8.6	(30.2)	128%
Corporate	(34.8)	(26.0)
Intangible asset amortization	(3.1)	(4.0)
Impairment, restructuring and other	(21.7)	12.9
Equity in loss of unconsolidated affiliates	(9.9)	(22.5)
Interest expense	(33.7)	(42.8)
Other non-operating expense, net	(1.3)	(1.6)
Loss before income taxes (GAAP)	$(95.9)	$(114.2)	16%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 28, 2024	December 30, 2023	September 30, 2024

ASSETS
Current assets:
Cash and cash equivalents	$9.8	$10.4	$71.6
Accounts receivable, net	213.6	287.6	176.8
Inventories	909.8	1,169.6	587.5
Prepaid and other current assets	152.2	213.8	144.5
Total current assets	1,285.4	1,681.4	980.4
Investment in unconsolidated affiliates	46.4	90.8	45.2
Property, plant and equipment, net	606.9	610.4	609.5
Goodwill	243.9	243.9	243.9
Intangible assets, net	414.9	433.2	418.8
Other assets	572.7	656.4	574.1
Total assets	$3,170.2	$3,716.1	$2,871.9
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$54.6	$54.5	$52.6
Accounts payable	309.3	332.5	254.7
Other current liabilities	319.9	377.1	443.0
Total current liabilities	683.8	764.1	750.3
Long-term debt	2,636.9	2,969.0	2,174.2
Other liabilities	329.0	368.4	338.0
Total liabilities	3,649.7	4,101.5	3,262.5
Equity (deficit)	(479.5)	(385.4)	(390.6)
Total liabilities and equity (deficit)	$3,170.2	$3,716.1	$2,871.9

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 28, 2024			Three Months Ended December 30, 2023
	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$94.8	$(5.1)	$99.9	$62.2	$5.8	$56.4
Gross margin as a % of sales	22.7%		24.0%	15.2%		13.7%
Loss from operations	(51.0)	(21.7)	(29.4)	(47.3)	12.9	(60.2)
Loss from operations as a % of sales	(12.2)%		(7.1)%	(11.5)%		(14.7)%
Equity in loss of unconsolidated affiliates	(9.9)	—	(9.9)	(22.5)	(10.4)	(12.1)
Loss before income taxes	(95.9)	(21.7)	(74.3)	(114.2)	2.4	(116.6)
Income tax benefit	(26.4)	(3.2)	(23.3)	(33.7)	0.7	(34.4)
Net loss	(69.5)	(18.5)	(51.0)	(80.5)	1.7	(82.2)
Diluted net loss per common share	(1.21)	(0.32)	(0.89)	(1.42)	0.03	(1.45)

Calculation of Adjusted EBITDA (3):	Three Months Ended December 28, 2024	Three Months Ended December 30, 2023
Net loss (GAAP)	$(69.5)	$(80.5)
Income tax benefit	(26.4)	(33.7)
Interest expense	33.7	42.8
Depreciation	15.8	16.1
Amortization	3.1	4.0
Impairment, restructuring and other	21.7	(12.9)
Equity in loss of unconsolidated affiliates	9.9	22.5
Interest income	—	(0.1)
Share-based compensation expense	15.5	16.0
Adjusted EBITDA (Non-GAAP)	$3.8	$(25.8)

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning, determine incentive compensation and monitor compliance with the financial covenants contained in the Company’s borrowing agreements because it believes that these non-GAAP financial measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted equity in (income) loss of unconsolidated affiliates: Equity in (income) loss of unconsolidated affiliates excluding impairment charges.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the reconciliations above which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.

For the three months ended December 28, 2024, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three months ended December 28, 2024, the Company recorded executive severance charges of $9.5 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•During the three months ended December 28, 2024, the Company recorded a non-cash loss of $7.0 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to the exchange of its convertible debt investment in RIV Capital Inc. for non-voting exchangeable shares of Cansortium Inc.
•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring initiative, the Company reduced the size of the supply chain network, reduced staffing levels and implemented other cost-reduction initiatives. During the three months ended December 28, 2024, the Company incurred costs of $5.1 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative.

For the three months ended December 30, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. During the three months ended December 30, 2023, the Company recorded recoveries of $5.8 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $2.0 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative, primarily related to the sale of certain previously-reserved inventory at amounts in excess of estimated net realizable value, partially offset by employee termination benefits and facility closure costs.
•During the three months ended December 30, 2023, the Company recorded a gain of $12.1 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with a payment received in resolution of a dispute with the former ownership group of a business that was acquired in fiscal 2022.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

•During the three months ended December 30, 2023, the Company recorded a pre-tax impairment charge of $10.4 million associated with its investment in Bonnie Plants, LLC in the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.